[EXHIBIT 2]

                      SHARE EXCHANGE AGREEMENT
                      ------------------------

         THIS AGREEMENT is made this 23rd day of May 2003 by and among Inspiration Produucts Group Inc., a Nevada corporation with a place of business at 1888 Century Park East, Suite 2010, California 90067 ("ISRP") and MB Tech Co., Ltd., a South Korean Corporation ("MB Tech"), and the registered shareholders of MB Tech, hereinafter called the "SELLING SHAREHOLDERS".

RECITALS:

         WHEREAS ISRP desires to acquire 100% of the issued and outstanding shares of the common stock of MB Tech in exchange for
22,000,000  authorized but un-issued   shares  of  the  common  stock
of  ISRP,   pursuant  to  a  plan  of reorganization  within  the
meaning of IRC  (1986),  Section  368(a)(1)(B),  as amended; and

         WHEREAS the SELLING SHAREHOLDER desire to exchange 100% of the issued and outstanding shares of the common stock of MB Tech , currently owned by the SELLING SHAREHOLDERSS, in exchange for said 22,000,000 shares of ISRP,

         NOW THEREFORE, in consideration of the mutual promises, covenants and representations contained herein, and to consummate the foregoing plan of reorganization, the parties hereby adopt said plan of organization and agree as follows:

                                ARTICLE I
                         EXCHANGE OF SECURITIES

         1.01 Issuance of ISRP Shares. Subject to all of the terms and conditions of this Agreement, ISRP agrees to issue to the SELLING SHAREHOLDER 22,000,000 fully paid and non-assessable unregistered shares of ISRP common stock in exchange for 100% of the outstanding MB Tech common stock, all of which are currently owned by the SELLING SHAREHOLDERSS.

         1.02 Transfer of MB Tech Shares. In exchange for ISRP's stock being issued to the SELLING SHAREHOLDERS as above described, the SELLING SHAREHOLDERS shall on the closing date and concurrent with such issuance of ISRP's common stock, deliver to ISRP 100% of the outstanding common stock of MB Tech .

                               ARTICLE II
               REPRESENTATIONS, AGREEMENTS AND WARRANTIES OF
                 THE SELLING SHAREHOLDERSS AND MB Tech

         The SELLING SHAREHOLDERS and MB Tech hereby represent, agree and warrant that:

         2.01 Organization. MB Tech is a corporation duly organized, validly existing, and in good standing under the laws of Korea and has all necessary corporate powers to own its properties and to carry on its business as now owned and operated by it, is duly qualified to do business and is in good standing in any jurisdiction its business requires qualification.



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




         2.02 Capital. The authorized capital stock of MB Tech consists of 100,000 common shares. All of the issued and outstanding shares are validly issued, fully paid and non-assessable. After the execution of the actions contained in this Agreement, there will be no capital stock remaining, of any class, other than shares held by ISRP.

         2.03 Absence of Undisclosed Liabilaities. As of the date hereof, MB Tech does not have any material debt, liabilaties or obligation of any nature, whether accrued, absolute, contingent or otherwise, and whether due or to become due.

         2.04 Investigation of Financial Condition. Without in any manner reducing or otherwise mitigating the representations contained herein, ISRP and/or its attorneys shall have the opportunity to meet with accountants and attorneys to discuss the financial condition of MB Tech. MB Tech shall make available to ISRP and/or its attorneys all books and records of MB Tech. If the transaction contemplated hereby is not completed, all documents received by ISRP and/or its attorneys shall be returned to MB Tech and all information so received shall be treated as confidential.

         2.05 Patents, Trade Names and Rights. MB Tech owns or holds or has adequate license rights in respect of all necessary patents, trademarks, service marks, trade names, copyrights and other rights necessary to the conduct or proposed conduct of its business.

         2.06 Compliance with Laws. MB Tech has complied with, and is not in violation of, applicable federal, or local statutes, laws and regulations affecting its properties or the operation of its business.

         2.07 Litigation. MB Tech is not a party to, nor to the best of its knowledge is there pending or threatened, any suit,
action,  arbitration  or legal,   administrative  or  other
proceeding, or governmental investigation concerning its business, assets or financial condition. MB Tech is not in default with respect to any order, writ, injunction or decree of any federal, state, local or foreign court or agency, nor is it engaged in any lawsuits to recover monies due to it.

         2.08  Authority.  The  Board of  Directors  of  MB Tech
authorized  the execution  of  this  Agreement  and  the
consummation   of  the   transactions contemplated  herein and has
full power and authority to execute, deliver and perform this Agreement. This Agreement is a valid and binding obligation of MB Tech.

         2.09 Ability to Carry Out Obligations. The execution and delivery of this Agreement by MB Tech and the performance of its obligations hereunder in the time and manner contemplated will not cause, constitute or conflict with or result in (i) any breach of the provisions of any license, indenture, mortgage, charter, instrument, certificate of incorporation, bylaw or other agreement or instrument to which it is a party or by which it may be bound, nor will any consents or authorizations of any party other than those hereto be required,

(ii) an event that would permit any party to any agreement or instrument to terminate it or to accelerate the maturity of any indebtedness or other obligation, or (iii) an event that would result in the creation or imposition of any lien, charge or encumbrance on any asset.




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         2.10 Full Disclosure.  None of the  representations and
warranties made by the SELLING SHAREHOLDER or MB Tech herein or in any exhibit, certificate or memorandum furnished or to be furnished by the SELLING SHAREHOLDERSS or MB Tech, or on either's behalf, contains or will contain any untrue statement of material fact, or omits any material fact, the omission of which would be misleading.

         2.11 Assets. MB Tech has good and marketable title to all of its property free and clear of any and all liens, claims or encumbrances.

	2.12 Indemnification. The Selling Shareholders and MB Tech (each, an "Indemnifying Person")jointly and severally agree to indemnify, defend and hold harmless ISRP and each Person, if any, who controls, directly or indirectly, ISRP, each officer, director, affiliate, partner, employee and agent of ISRP and each such other Person (individually referred to as an "Indemnified Person"), from and against any and all loss, claim, damage, liability, cost or expense whatsoever (including, but not limited to, any and all legal fees and other expenses and disbursements incurred in connection with investigating, preparing to defend or defending any
action, suit  or proceeding,   including   any  inquiry  or
investigation, commenced or threatened, or any claim whatsoever or in appearing or preparing for appearance as a witness in any action, suit or proceeding) arising out of or based upon (i) the transactions contemplated by this Agreement, including activities to be undertaken by ISRP in furtherance of such transactions, (ii) any untrue statement or alleged untrue statement of a material fact contained in any statement or document of the Company or any omission or alleged omission to state therein a material fact necessary to make the statements therein, in light of the circumstances under which they were made, not misleading, or (iii) any representation or warranty of the SELLING SHAREHOLDERS and MB Tech made in this Agreement or any document delivered by them in connection herewith being untrue when made or deemed made or any breach of any obligation of the SELLING SHAREHOLDERS and MB Tech under this Agreement. Any loss, claim, damage, liability, cost or expense found in a final judicial determination not subject to appeal to be due solely to the gross negligence or willful misfeasance of an Indemnified Person shall be excluded from the indemnification and contribution rights of such Indemnified Person set forth in this agreement.

	Section 2.12. The Selling Shareholders and MB Tech further agrees promptly upon demand by an Indemnified Person at any time or from time to time, to reimburse such Indemnified Person for, or pay, any loss, claim, damage, liability, cost or expense as to which the Selling Shareholders and MB Tech agreed to indemnify such Indemnified Person pursuant to this Agreement. Notwithstanding any of the indemnification or contribution provisions contained in this agreement.

	Section 2.12 the Indemnifying Person shall not be required to make reimbursement or payment for any settlement effected without its written consent, which will not be unreasonably withheld, but if the settlement is made without its written consent, which will not be unreasonably withheld, or if the settlement is made with its written consent, or if there be a final judgment against an Indemnified Person in any such action or proceeding, the Selling Shareholder's and MB Tech agrees to indemnify and hold harmless such Indemnified Person from and against any loss or liability by reason of such settlement or judgment.

This Section 2.12 is not in lieu of but is in addition to any rights which any Indemnified Person, and any obligations which the parties or any other person, may otherwise have. Any compliance by any party with this Section 2.12 shall not relieve such party from any liability it may otherwise have.


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         2.13  Authority  to  Exchange.  As of the date of this
Agreement, the SELLING SHAREHOLDERS holds 100% of the shares of MB Tech common stock. Such shares are owned of record by the SELLING SHAREHOLDERS and such shares are not subject to any lien, encumbrance or pledge. The SELLING SHAREHOLDERS holds authority to exchange such shares pursuant to this Agreement. This Agreement is a valid and binding obligation the Selling Shareholders to exchange their shares of MB Tech as provided for in this Agreement.

         2.14 Investment Intent. The SELLING SHAREHOLDERS understands and acknowledges that the shares of ISRP common stock offered for exchange or sale pursuant to this Agreement are being offered in reliance upon the exemption from registration requirements of the Securities Act of 1933, as amended (the "Act")pursuant to
Section 4(2) of the Act and the rules and regulations promulgated thereunder for non-public offerings and make the following representations, agreements and warranties with the intent that the same may be relied upon in determining the suitability of the SELLING SHAREHOLDERS as a purchaser of ISRP common stock:

         (a) The shares of ISRP common stock are being acquired solely for the account of the SELLING SHAREHOLDERS, for investment purposes only, and not with a view to, or for sale in connection with, any distribution thereof, and with no present intention of distributing or reselling any part of the ISRP common stock acquired.

         (b) The SELLING SHAREHOLDERS agrees not to dispose of its ISRP common stock or any portion thereof unless and until counsel for ISRP shall have determined that the intended disposition is permissible and does not violate the Act or any applicable Federal or state securities laws, or the rules and regulations there-under.

         (c) The SELLING SHAREHOLDERS agrees that the certificates evidencing the ISRP common stock acquired pursuant to this Agreement will have a legend placed thereon stating that they have not been registered under the Act or any state securities laws and setting
forth  or  referring  to  the   restrictions  on transferability  and
sale of the ISRP common stock, and that stop transfer instructions shall be placed with the transfer agent for said certificate.


         (d) The SELLING SHAREHOLDERS acknowledges that ISRP has made all records and documentation pertaining to ISRP common stock available to them and to their qualified representatives, if any, and has offered such person or persons an opportunity to ask questions and further discuss the proposed acquisition of ISRP common stock, and any available information pertaining thereto, with the officers and directors of ISRP, and that all such questions and information requested have been answered by ISRP and its officers and directors to the SELLING SHAREHOLDERS's satisfaction.

         (e) The SELLING SHAREHOLDER has carefully evaluated its financial resources and investment position and the risks associated with this transaction and are able to bear the economic risks of this transaction; and it has substantial knowledge and experience in financial, business and investment matters and are qualified as sophisticated investors, and is capable of evaluating the merits and risks of this transaction; and it desires to acquire the ISRP common stock on the terms and conditions set forth.



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         (f) The SELLING  SHAREHOLDERS  is able to bear the  economic risk of an investment in the ISRP common stock.

         (g) The SELLING SHAREHOLDERS understands that an investment in the ISRP common stock is not liquid and the SELLING SHAREHOLDERS has no need for liquidity in this investment.

         2.15 Regulations - ISRP,  MB Tech and the SELLING
SHAREHOLDERS are aware that  ISRP  has  public  shareholders  and  is a  "shell"  corporation  without significant assets or liabilities, and further that public companies are subject to extensive and complex state, federal and other regulations. Among other requirements, the SELLING SHAREHOLDERS and MB Tech are aware that a Form 8-K must be filed with the United States Securities and Exchange Commission within fifteen days after closing which filing requires that audited financial statements in US GAAP be filed within sixty days after the filing of that 8-K, and they agree that such responsibility  shall be the sole responsibility of the officers and directors of ISRP. The SELLING SHAREHOLDERS and MB Tech are aware of the legal requirements and obligations of public companies, understand that regulatory efforts regarding public
shell   transactions   similar  to  the  transaction contemplated
herein has been and is currently being exerted by some states, the U.S. Securities and Exchange Commission and the National Association of Securities Dealers, Inc. (NASD), and are fully aware of their responsibilities, following closing, to fully comply will all securities laws and regulations, and agree to do so.


         2.16 No Assurances or Warranties. The SELLING SHAREHOLDERS and MB Tech acknowledge that there can be no assurance regarding the tax consequences of this transaction, nor can there be any assurance that the Internal Revenue Code or the regulations promulgated thereunder will not be amended in such manner as to deprive them of any tax benefit that might otherwise be received. The SELLING SHAREHOLDERS and MB Tech are relying upon the advice of their own tax advisors with respect to the tax aspects of this transaction. No representations or warranties have been made by ISRP as to the benefits to be derived by the SELLING SHAREHOLDERS or MB Tech in completing this transaction, nor has ISRP made any warranty or agreement, expressed or implied, as to the tax or securities consequences of the transactions contemplated by this Agreement or the tax or securities consequences of any action pursuant to or growing out of this Agreement.

                             ARTICLE III
          REPRESENTATIONS, AGREEMENTS AND WARRANTIES OF ISRP

         ISRP represents, agrees and warrants that:

         3.01 Organization. ISRP is a corporation duly organized, validly existing, and in good standing under the laws of Nevada, has all necessary corporate powers to own properties and to carry on its business as now owned and operated by it, is duly qualified to do business and is in good standing in each of the jurisdictions where its business requires qualification.

         3.02 Capital. All of the issued and outstanding shares of ISRP are validly issued, fully paid and non-assessable. All currently outstanding shares of ISRP Common Stock have been issued in compliance with applicable federal and state securities laws.

         3.03 Subsidiaries. ISRP has no subsidiaries and does not own any interest in any other enterprise, whether or not such enterprise is a corporation.


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         3.04    Financial  Statements.

Exhibit 3.04 to this Agreement includes ISRP's audited financial statements for its most recent two fiscal year ends. The financial statements have been prepared in accordance with US generally accepted accounting principles and practices consistently followed throughout the period indicated and fairly present the financial position of ISRP as of the dates of the balance sheets included in the financial statements and the results of operations for the periods indicated.

         3.05 Absence of Changes. Since the date of ISRP's most recent financial statements, there has not been any change in its financial condition or operations except for changes in the ordinary course of business.

         3.06 Absence of Undisclosed Liabilities. As of the date of ISRP's most recent balance sheet, included in Exhibit 3.04, it did not have any material debt, liability or obligation of any nature, whether accrued, absolute, contingent or otherwise, and whether due or to become due, that is not reflected in such balance sheet.

         3.07 Tax Returns. Within the times and in the manner prescribed by law, ISRP has filed all federal, state or local tax returns required by law, has paid all taxes, assessments and penalties due and payable and has made adequate provision on its most recent balance sheet for any unpaid taxes. There are no present disputes as to taxes of any nature payable by ISRP.

         3.08 Investigation of Financial Condition. Without in any manner reducing or otherwise mitigating the representations contained herein, MB Tech and the SELLING SHAREHOLDER shall have the opportunity to meet with ISRP's accountants and attorneys to discuss the financial condition of ISRP. ISRP shall make available to MB Tech and the SELLING SHAREHOLDER all books and records of ISRP.

         3.09 Patents, Trade Names and Rights. ISRP does not use any patents, trade marks, service marks, trade names or copyrights in its business.

         3.10 Compliance with Laws. ISRP has complied with, and is not in violation of, applicable federal, state or local statutes, laws and regulations affecting its properties, securities or the operation of its business.

         3.11 Litigation. ISRP is not a party to, nor to the best of its knowledge is there pending or threatened, any suit, action, arbitration or legal, administrative or other proceedings, or governmental investigation concerning its business, assets or financial condition. ISRP is not in default with respect to any order, writ, injunction or decree of any federal, state local or foreign court or agency, nor is it engaged in, nor does it anticipate it will be necessary to engage in, any lawsuits to recover money or real or personal property.

         3.12 Authority. The Board of Directors of ISRP has authorized the execution of this Agreement and the transactions contemplated herein, and it has full power and authority to execute, deliver and perform this Agreement.

         3.13 Ability to Carry Out Obligations. The execution and delivery of this Agreement by ISRP and the performance of its obligations hereunder will not cause, constitute, conflict with or result in (i) any breach of the provisions of any license, indenture, mortgage, charter, instrument, certificate of incorporation, bylaw or other agreement or instrument to which it is a party or by which it may be bound, nor will any consents or authorizations of any party other that those hereto be required,
(ii) an event that would permit any party to any agreement or instrument to terminate it or to accelerate the maturity of any indebtedness or other obligation, or (iii) an event that would result in a creation or imposition of any lien, charge or encumbrance on any asset.


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         3.14 Full Disclosure.  None of the  representations and
warranties made by ISRP herein, or in any exhibit, certificate or memorandum furnished or to be furnished by it or on its behalf, contains or will contain any untrue statement of a material fact, or omits any material fact the omission of which would be misleading.

         3.15 Assets. ISRP has good and marketable title to all of its property free and clear of any and all liens, claims and encumbrances.

         3.16 Indemnification. ISRP agrees to indemnify, defend and hold the SELLING SHAREHOLDER and MB Tech harmless against and in respect to any and all claims, demands, losses, cost, expenses, obligations, liabilities or damages, including interest, penalties and reasonable attorneys' fees, incurred or suffered, which arise out of, result from or relate to any breach of, or failure by ISRP to perform, any of its representations, warranties or covenants in this Agreement or in any exhibit or other instrument furnished or to be furnished under this Agreement.

         3.17 Validity of ISRP Shares. The shares of ISRP common stock to be issued pursuant to this Agreement will be duly authorized, validly issued, fully paid and non-assessable under Nevada law.

         3.18 Trading. The common stock of ISRP trades on the National Association of Securities Dealers' Bulletin Board (OTCBB)

                              ARTICLE IV
                      ACTIONS PRIOR TO CLOSING

         4.01 Investigative Rights. Prior to the Closing Date each party shall provide to the other parties, including the parties' counsel, accountants and other authorized representatives, full access during normal business hours (upon reasonable advance written notice) to such parties' books and records.

         4.02 Conduct of Business. Prior to the Closing Date, each party shall conduct its business in the normal course and shall not see, pledge or assign any assets, without the prior written approval of the other parties. No party shall amend its certificate of incorporation or bylaws, declare dividends, redeem or sell stock or other securities, incur additional liabilities, acquire or dispose of fixed assets, change employment terms, enter into any material or long-term contract, guarantee obligations of any third party, settle or discharge any balance sheet receivable for less than its stated amount, pay more on any liability than its stated amount or enter into any other transaction other than in the regular course of business.


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                                ARTICLE V
                                 CLOSING

         5.01 Closing. The closing (the "Closing") of this transaction shall be held at the offices of ISRP, or such other place as shall be mutually agreed upon, at the time of the special meeting of the shareholders of ISRP which will be scheduled 10 days from the date of this agreement (the "Closing Date"):

         (a) ISRP shall issue 22,000,000 shares of its common stock in a certificate or certificates representing such shares.

         (b) The SELLING SHAREHOLDERS shall deliver the certificates representing 100% of the shares of MB Tech common stock (100,000 common shares.

         (c) ISRP shall deliver a signed consent or minutes of its Board of Directors, approving this Agreement and authorizing the matters set forth herein.

         (d) MB Tech shall deliver a signed consent or minutes of its Board of Directors approving this Agreement and authorizing the matters set forth herein.

         (e) ISRP's existing Board of Directors will resign and elect three new directors, as named by the SELLING SHAREHOLDERS, to act as officers and directors of ISRP effective the Closing Date.

                               ARTICLE VI
                              MISCELLANEOUS

         6.01  Captions  and  Headings.   The  article  and  paragraph
headings throughout this Agreement are for convenience of reference only and shall not be deemed to define, limit or add to the meaning of any provision of this Agreement.

         6.02 No Oral Change. This Agreement may not be changed or modified except in writing signed by the party against whom enforcement of any change or modification is sought.

         6.03 Non-Waiver. Except as otherwise expressly provided herein, no waiver of a covenant, condition or provision of this Agreement shall be deemed to have been made unless executed in writing and signed by the party against whom such waiver is charged. The failure of any party to insist in any one or more cases upon the performance of any covenant, condition or provision of this Agreement shall not be construed as a waiver or relinquishment for the future of any such covenant, condition or provision. No waiver by any party of one breach by the other shall be construed as a waiver with respect to a subsequent breach.

         6.04 Time of Essence. Time is of the essence of this Agreement and of each and every provision hereof.


         6.05 Entire Agreement. This Agreement contains the entire agreement and understanding between the parties and supersedes all prior agreements and understandings.

         6.06 Choice of Law/Arbitration. This Agreement and its application, shall be governed under the laws of the State of Nevada. Any and all disputes and controversies of every kind and nature


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between the parties hereto arising out of or relating to this
Agreement relating to the existence, construction, validity, interpretation or meaning, performance, non-performance, enforcement, operation, breach, continuance or termination thereof shall be subject to an arbitration mutually agreeable to the parties or, in the absence of such mutual agreement, then subject to arbitration in accordance with the rules of the American Arbitration Association. It is the intent of the parties hereto and the purpose of this provision to make the submission to arbitration of any dispute or controversy arising hereunder an express condition precedent to any legal or equitable action or proceeding of any nature whatsoever.

         6.07 Counterparts. This Agreement may be executed in one or more counterparts, each of which shall be deemed an original, but all of which when taken together shall constitute one and the same instrument.

         6.08 Notices. All notices, requests, demands, and other communications under this Agreement shall be in writing and shall be deemed to have been given on the date of service if served personally on the party to whom notice is to be given, or on the third day after mailing if mailed to the party to whom notice is to be given, by first class mail, registered or certified, postage prepaid, and properly addressed as follows:

ISRP:

SAME AS ABOVE

MB Tech and the SELLING SHAREHOLDERS:

MB Tech Co., Ltd.
Seoul, Korea 137-040
Phone:


         6.09 Expenses. Each party shall pay their own expenses in relation to this transaction.

         6.10 Survival of Representations and Warranties. The representations, warranties and covenants set forth in this Agreement or in any instrument, certificate, opinion or other writing provided for in it, shall survive the Closing Date.

         6.11 Further Documents. The parties agree to execute any and all other documents and to take such other action or corporate proceedings as may be necessary or desirable to carry out the terms hereof.

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         IN WITNESS  WHEREOF,  the parties have executed this
Agreement the date first above written.



INSPIRATION PRODUCT GROUP




Per:  /Arturo Campbell/
    ---------------------
Name: Arturo Campbell
Title: Interim President
I have authority to bind ISRP.


MB TECH CO., LTD.



Per:   /ss/
    --------------------
Name:
Title:
I have authority to bind MB Tech .


THE SELLING SHAREHOLDERSS




Name:  /ss/
     ------------------




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